EXHIBIT 99

Virtual Interactive Technologies Corp. Signs Memorandum of Understanding on Joint Venture with CloudCoin Consortium SV

Denver, Colorado, July 18, 2022 -Virtual Interactive Technologies Corp., (OTC: VRVR) (“VRVR” or the “Company”), a multi-platform video gaming company is pleased to announce they have entered into a Memorandum of Understanding on a Joint Venture with CloudCoin Consortium SV (“CloudCoin”).

Virtual Interactive Technologies and CloudCoin Consortium SV will form a Joint Venture based upon a marketing and co-branding relationship utilizing the unique patented privacy features of CloudCoin as a means of payment and a reward system for players of VRVR’s interactive games portfolio. CloudCoin is based on a new counterfeit detection technology called the “RAIDA” (Redundant Array of Independent Detection Agents). Instead of having a public ledger that tracks all transactions, CloudCoin simply checks to see if the coins are authentic. The goal of CloudCoin is very simple: To be the best currency in the world. CloudCoins were developed based on a new “Theory of Perfect Money” that spells out confidentiality, efficiency, availability and integrity.

“VRVR is very excited to be working with the team at CloudCoin Consortium SV to bring their truly unique authenticated digital coin platform to the gaming industry”, stated Jason Garber, CEO of Virtual Interactive Technologies. He also stated, “We believe the CloudCoin platform is a great option for our customers in terms of bringing digital currencies into our games.”

“We are very much looking forward to partnering with Virtual Interactive Technologies to bring CloudCoin to the gaming world” said Mr. Sean Worthington Founder of CloudCoin Consortium SV and patent holder of RAIDA technology the underlying keystone for CloudCoin. He added, “The many advantages CloudCoin affords to the digital marketplace will help to bring a significant impact to the integrity of VRVR’s digital coin mediums planned for their future projects.”

About Virtual Interactive Technologies Corp.

Virtual Interactives Technologies Corp. (www.vrvrcorp.com) is a Denver, Colorado based video game production, publishing, and technology company. The company currently has a portfolio of five video game titles which include: Carmageddon MaxDamage, Carmageddon Crashers, Interplanetary Enhanced Edition, Worbital, and Catch & Release VR. The Company develops video game projects to be release on various popular gaming platforms with an emphasis on mobile gaming, virtual reality, and other new and emerging gaming technologies. We look to team with existing game developers as well as offering our own expertise in development solutions, publishing, and marketing video game products. We are constantly engaged in finding ways to reinvest our royalty income streams into further growing our royalty contracts and intellectual property in the video gaming industry.

About CloudCoin

CloudCoin is a digital currency that relies on the RAIDA technology platform. To learn more about CloudCoin visit www.cloudcoin.com and www.cloudcoin.global.

For Additional Information:

Bruce Nurse - Investor Relations

(303) 919-2913

info@vrvrcorp.com

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